Exhibit 99.1

Oaktree Assumes Management of Oaktree Strategic Income Corporation

LOS ANGELES, CA. October 17, 2017 – Oaktree Strategic Income Corporation (NASDAQ: OCSI) (the “Company” or “Oaktree Strategic Income”), a specialty finance company, today announced that Oaktree Capital Management, L.P. (“Oaktree”) has been appointed as the Company’s new investment adviser. In connection with the appointment, the Company’s name was changed from Fifth Street Senior Floating Rate Corp. (NASDAQ: FSFR) to Oaktree Strategic Income Corporation, and the common stock now trades on NASDAQ under the new ticker symbol “OCSI.”

Oaktree is a premier credit manager and leader among alternative investment firms with $99 billion in assets under management as of June 30, 2017. The firm has an extensive global investment platform with more than 900 employees, including over 250 investment professionals who have significant origination, structuring and underwriting expertise. Oaktree’s disciplined investment philosophy and commitment to credit investing and lending have been demonstrated across market cycles for more than 20 years.

“We look forward to leveraging Oaktree’s extensive platform to provide customized capital solutions to middle-market companies,” said Edgar Lee, Chief Executive Officer of Oaktree Strategic Income. “Direct lending has always been an important part of Oaktree’s credit investment strategy. Since 2005, we have invested $10 billion in over 200 directly originated loans. Consistent with Oaktree’s investment philosophy, at OCSI we plan to manage the existing portfolios and originate new loans with an emphasis on fundamental credit analysis and downside protection. We believe this approach makes us an excellent long-term partner for financial sponsors and management teams and also positions us to deliver attractive, risk-adjusted returns to our shareholders.”

“Our near-term priorities are to maintain the core holdings in the portfolio and to rotate out of a small number of challenged investments,” said Matt Pendo, Chief Operating Officer of Oaktree Strategic Income. “We also plan to supplement the portfolio with the addition of broadly syndicated and select privately placed loans.”

Company changes effective today include the following:

•	Oaktree has been appointed as the new investment adviser to the Company and an Oaktree affiliate will act as its administrator. Under the new investment advisory agreement, the incentive fee rate has been reduced and the structure modified in order to be more aligned with Oaktree Strategic Income shareholders.

•	Oaktree portfolio manager Edgar Lee has been appointed Chief Executive Officer of the Company. Other members of the executive leadership team include Matt Pendo, Chief Operating Officer, Mel Carlisle, Chief Financial Officer and Kim Larin, Chief Compliance Officer.

•	John Frank, Vice Chairman of Oaktree Capital Group, has been appointed Chairman of the Board of Directors. The Board’s independent directors are Richard Cohen, Marc Gamsin, Craig Jacobson, Richard Ruben and Bruce Zimmerman.

About Oaktree Strategic Income Corporation

Oaktree Strategic Income Corporation (NASDAQ: OCSI) is a specialty finance company dedicated to providing customized capital solutions to middle-market companies. The firm seeks to generate stable, current income by providing innovative first-lien financing solutions to companies across a wide variety of industries. The company is regulated as a business development company, or a BDC, under the Investment Company Act of 1940, as amended. Oaktree Strategic Income is managed by Oaktree Capital Management, L.P. For additional information, please visit Oaktree Strategic Income’s website at www.oaktreestrategicincome.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $99 billion in assets under management as of June 30, 2017. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide. For additional information, please visit Oaktree’s website at www.oaktreecapital.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which reflect the current views of the Oaktree Strategic Income Corporation with respect to, among other things, its future results of operations and dividend projections, financial performance, business prospects, the prospects of its portfolio companies and its expected financings and investments. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements identify prospective information. Important factors could cause actual results to differ, possibly materially, from those indicated in these statements. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Such forward-looking statements are subject to risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects and liquidity, including, but not limited to, changes in the Company’s anticipated revenue and income; changes in the value of the Company’s investments and net assets; the ability of the Company’s portfolio companies to achieve their objectives; changes in the Company’s operating or other expenses; the degree to which the Company encounters competition; future changes in laws or regulations; and general political, economic and market conditions. The factors listed in the item captioned “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2016, which is accessible on the SEC’s website at www.sec.gov, provide examples of risks, uncertainties and events that may cause the Company’s actual results to differ materially from the expectations described in its forward-looking statements.

Forward-looking statements speak only as of the date of this press release. Except as required by law, the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts

Investor Relations:

Oaktree Strategic Income Corporation

Michael Mosticchio

(212) 284-1900

ocsi-ir@oaktreecapital.com

Media Relations:

Financial Profiles

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com